Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:

Denise Warren	Beth Wright
EVP/CFO	VP – Communications
615-764-3013	615-764-3010

Capella Healthcare, Inc. Announces Fourth Quarter & Year End 2013 Results

Franklin, Tennessee. March 7, 2014 – Capella Healthcare, Inc. (“Capella”) today announced financial and operating results for the fourth quarter and year ended December 31, 2013.

For the fourth quarter ended December 31, 2013, revenue from continuing operations was $177.3 million, up 0.7% from $176.1 million for the same period a year ago. Adjusted revenue from continuing operations was $181.8 million, up 3.2% from $176.1 million for the same period a year ago. Pro forma Adjusted EBITDA for the fourth quarter ended December 31, 2013, was $23.8 million, down from $25.9 million for the same period a year ago.

For the year ended December 31, 2013, revenue from continuing operations was $722.3 million, up 0.6% from $718.2 million for the same period a year ago. Adjusted revenue from continuing operations was $726.8 million, up, 3.2% from $704.6 million for the same period a year ago. Pro forma Adjusted EBITDA for 2013 decreased 2.0% to $95.0 million, compared with $96.8 million for the same period a year ago.

The financial results for the fourth quarter and full year ended December 31, 2013, include an additional increase in the Company’s bad debt expense as well as related charges for the reorganization of the corporate support center.

The Company experienced what it believes to be an unusual increase in both aged self-pay accounts greater than 360 days old, as well as an increase in patient co-payments and deductibles. As a result, the Company elected to add $4.5 million of additional bad debt expense in 2013.

Also during the fourth quarter, the Company undertook a reorganization of its corporate resources to realign its human capital and service infrastructure. This restructuring involved the elimination of several executive level positions in favor of adding staff level positions to better support affiliated hospitals. In addition, several roles and reporting alignments were changed or consolidated. As a result, the Company recorded reorganization related charges of approximately $2.9 million to Salaries, Wages and Benefits during the quarter.

Adjusted revenue and pro forma adjusted EBITDA exclude: (1) the impact of the Company’s additional bad debt expense; (2) the impact of the Company’s reorganization charges; (3) transaction and stock compensation expenses; and (3) the impact of the out-of-period portion of the state of Oklahoma’s Supplemental Hospital Offset Payment Program (SHOPP) and the Medicare rural floor settlement in 2012. A table reflecting the Company’s adjusted revenue and adjusted EBITDA is included in this press release.

Commenting on the results, Michael Wiechart, President and Chief Executive Officer of Capella Healthcare, Inc. said, “Throughout a challenging 2013, our hospitals continued to show significant and sustained quality improvement as well as revenue growth. I commend our hospital leaders for doing an excellent job focusing on providing high quality care and outstanding constituency satisfaction, our most important priorities, while managing expenses effectively. We were also pleased last year with our second consecutive ranking on Modern Healthcare’s list of fastest growing healthcare companies, for which we give full credit to those who serve our patients.”

“We are on the leading edge of a massive transformation of the health care system. This new era of value-based care – with an intense focus on quality, collaboration and cost-effectiveness – provides both tremendous opportunities and significant challenges. Our corporate reorganization puts us in an even better position to leverage the growth opportunities ahead as well as to more effectively support our hospitals’ quality, safety and patient satisfaction initiatives.”

About Capella Healthcare

Based in Franklin, Tennessee, Capella Healthcare owns and/or operates general acute-care hospitals in six states. With the philosophy that all health care is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. The Company has access to significant leadership and financial resources, reinvesting in its family of hospitals to strengthen and expand services and facilities. For more information visit the website at www.CapellaHealthcare.com.

Conference Call

Capella will host a conference call for investors at 9:00 a.m. Central time today. All interested investors are invited to access the call by dialing: 877-806-6964, passcode: 5852213. A replay of the call will be available for a period of 30 days, beginning approximately one hour after the call has concluded. Instructions to access the audio recording can be found on the Investor Relations section of the Company’s website at www.CapellaHealth.com. A copy of the Company’s Form 10-K for the period ended December 31, 2013 may be obtained via the Company’s website when filed with the Securities and Exchange Commission.

Cautionary Statement about Preliminary Results and other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of healthcare reform and other changes in government programs; (2) spending cuts resulting from the Budget Control Act of 2011; (3) the impact of the economy; (4) growth of uninsured and “patient due” accounts and a deterioration in the collectability of these accounts; (5) federal or state programs that reduce our Medicare or Medicaid payments; (6) the reduction or elimination of payments from third-party payors or the inability to negotiate contracts or maintain satisfactory relationships with third-party payors; (7) controls designed to reduce inpatient services may reduce our revenue; (8) any shortage of qualified professional and staff personnel; (9) our ability to recruit and retain quality physicians; (10) the loss of the services of one or more of our executive management team; (11) our ability to comply with extensive laws and government regulations, including fraud and abuse laws; (12) competition from other hospitals or healthcare providers, including physicians; (13) concentration of revenue in a small number of states, which makes us particularly sensitive to regulatory and economic changes in those states; (14) our access to licensed information systems and the ability to integrate changes to our existing information systems or information systems of acquired hospitals; (15) liabilities for professional liability and other claims brought against our facilities; (16) potential legal and reputational risk as a result of our access to personal information of our patients; (17) state efforts to regulate the construction or expansion of healthcare facilities; (18) the industry trend toward value-based purchasing; (19) our substantial indebtedness and ability to generate cash flow to service or refinance our indebtedness; and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Three Months Ended December 31,
	2012		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$200.7		$209.9
Provision for bad debts	(24.6)		(32.6)

Revenue	176.1		177.3

Operating Expenses
Salaries & benefits	82.9	47.1%	89.9	50.7%
Supplies	29.3	16.6%	32.0	18.0%
Other operating expenses	44.6	25.3%	46.9	26.5%
Other income	(5.2)	-3.0%	(7.1)	-4.0%
Management fees	0.1	0.1%	0.1	0.1%
Interest, net	13.6	7.7%	14.0	7.9%
Depreciation and amortization	11.6	6.6%	11.0	6.2%

Total costs and expenses	176.9	100.5%	186.8	105.4%

Loss from continuing operations before income taxes	(0.8)	-0.5%	(9.5)	-5.4%
Income taxes	0.3	0.2%	0.8	0.5%

Loss from continuing operations	(1.1)	-0.6%	(10.3)	-5.8%

Loss from discontinued operations, net of tax	(9.8)	-5.6%	(3.6)	-2.0%

Net loss	(10.9)	-6.2%	(13.9)	-7.8%
Less: Net income attributable to non- controlling interests	1.1	0.6%	0.7	0.4%

Net loss attributable to Capella Healthcare, Inc.	$(12.0)	-6.8%	$(14.6)	-8.2%

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Twelve Months Ended December 31,
	2012		2013
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Revenue before provision for bad debts	$802.3		$828.5
Provision for bad debts	(84.1)		(106.2)

Revenue	718.2		722.3

Operating Expenses
Salaries & benefits	333.2	46.4%	342.8	47.5%
Supplies	114.8	16.0%	123.1	17.0%
Other operating expenses	177.7	24.7%	185.5	25.7%
Other income	(6.4)	-0.9%	(12.6)	-1.7%
Management fees	0.2	0.0%	0.2	0.0%
Interest, net	53.1	7.4%	55.0	7.6%
Depreciation and amortization	37.8	5.3%	44.2	6.1%

Total costs and expenses	710.4	98.9%	738.2	102.2%

Income (loss) from continuing operations before income taxes	7.8	1.1%	(15.9)	-2.2%
Income taxes	3.0	0.4%	4.0	0.6%

Income (loss) from continuing operations	4.8	0.7%	(19.9)	-2.8%

Loss from discontinued operations, net of tax	(17.6)	-2.5%	(11.4)	-1.6%

Net loss	(12.8)	-1.8%	(31.3)	-4.3%
Less: Net income (loss) attributable to non- controlling interests	1.3	0.2%	0.5	0.1%

Net loss attributable to Capella Healthcare, Inc.	$(14.1)	-2.0%	$(31.8)	-4.4%

Capella Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

		(Unaudited)
	December 31,	December 31,
	2012	2013
ASSETS
Current Assets:
Cash and cash equivalents	$33.3	$26.4
Accounts receivable, net	123.5	126.3
Inventories	24.8	24.3
Prepaid expenses and other current assets	4.9	5.0
Other receivables	6.6	6.6
Deferred tax assets	1.7	2.5
Assets held for sale	—	13.1

Total current assets	194.8	204.2
Property and equipment, net	473.6	456.1
Goodwill	136.0	133.6
Intangible assets, net	10.7	13.2
Other assets, net	29.3	23.7

Total assets	$844.4	$830.8

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$31.1	$28.5
Salaries and benefits payable	23.1	23.8
Accrued interest	23.3	23.3
Other accrued liabilities	20.9	32.7
Current portion of long-term debt	8.4	49.6
Liabilities held for sale	—	1.9

Total current liabilities	106.8	159.8

Long-term debt	543.4	507.8
Deferred income taxes	14.1	17.3
Other liabilities	30.3	28.4
Redeemable non-controlling interests	21.1	21.4
Due to parent	210.5	210.9
Stockholder’s deficit:
Common stock	—	—
Retained deficit	(81.8)	(114.8)

Total stockholder’s deficit	(81.8)	(114.8)

Total liabilities and stockholder’s deficit	$844.4	$830.8

Capella Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

`	For the Year Ended December 31,
	2012	2013
Operating activities:
Net loss	$(12.8)	$(31.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	17.6	11.4
Depreciation and amortization	37.8	44.2
Amortization of loan costs and debt discount	3.9	4.0
Provision for bad debts	84.1	106.2
Deferred income taxes	2.0	3.1
Stock-based compensation	1.0	0.8
Changes in working capital, net of acquisitions	(87.1)	(104.7)

Net cash provided by operating activities - continuing operations	46.5	33.7
Net cash used in operating activities - discontinued operations	(2.5)	(2.9)

Net cash provided by operating activities	44.0	30.8

Investing activities:
Acquisition of healthcare businesses	(26.0)	—
Purchases of property and equipment, net	(32.9)	(26.3)
Proceeds from disposition of healthcare businesses	12.4	1.6

Net cash used in investing activities - continuing operations	(46.5)	(24.7)
Net cash used in investing activities - discontinued operations	(0.9)	(2.1)

Net cash used in investing activities	(47.4)	(26.8)

Financing activities:
Payments on capital leases and other obligations	(2.7)	(9.8)
Advances (to) from Parent	(0.4)	0.3
Payment of debt issue costs	(0.2)	—
Distributions to non-controlling interests	(1.7)	(1.2)
Repurchase of non-controlling interests	(1.1)	(0.2)

Net cash used in financing activities - continuing operations	(6.1)	(10.9)
Net cash provided by financing activities - discontinued operations	0.4	—

Net cash used in financing activities	(5.7)	(10.9)

Net decrease in cash and cash equivalents	(9.1)	(6.9)
Cash and cash equivalents, beginning of period	42.4	33.3

Cash and cash equivalents, end of period	$33.3	$26.4

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted Revenue – Reported (Unaudited)

Adjusted EBITDA – Reported (Unaudited)

(Dollars in millions)

	Three Months Ended December 31,		For the Year Ended December 31,
	2012	2013	2012	2013
Reported Revenue	$176.1	$177.3	$718.2	$722.3
Impact of SHOPP & rural floor settlement	—	—	(13.6)	—
Additional increase to bad debt expense	—	4.5	—	4.5

Adjusted Revenue	$176.1	$181.8	$704.6	$726.8

Net loss attributable to Capella Healthcare, Inc.	$(12.0)	$(14.6)	$(14.1)	$(31.8)
Interest, net	13.6	14.0	53.1	55.0
Income taxes	0.3	0.8	3.0	4.0
Depreciation and amortization	11.6	11.0	37.8	44.2
Non-controlling interests	1.1	0.7	1.3	0.5
Acquisition-related expenses	1.2	0.6	5.4	3.3
Stock-based compensation	0.2	0.2	1.0	0.8
Management fee to related party	0.1	0.1	0.2	0.2
Discontinued operations, net of taxes	9.8	3.6	17.6	11.4
Adjusted EBITDA (1)	$25.9	$16.4	$105.3	$87.6
Impact of SHOPP & rural floor settlement	—	—	(8.5)	—
Additional increase to bad debt expense	—	4.5	—	4.5
Reorganization related charges	—	2.9	—	2.9

Pro forma Adjusted EBITDA (2)	$25.9	$23.8	$96.8	$95.0

(1)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, acquisition-related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
(2)	Reflects Adjusted EBITDA, plus the impact of certain non-recurring, out of period, and other adjustments.

Capella Healthcare, Inc.

Operating Statistics (1) (Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,			December 31,
	2012	2013	% change	2012	2013	% change
Total Consolidated:
Admissions	10,897	9,990	-8.3%	43,713	42,086	-3.7%
Adjusted Admissions	22,564	21,706	-3.8%	91,770	90,207	-1.7%
Revenue per adjusted admission	$7,807	$8,169	4.6%	$7,827	$8,007	2.3%
Inpatient Surgery	2,474	2,261	-8.6%	9,733	9,504	-2.4%
Outpatient Surgery	5,579	5,747	3.0%	22,074	22,876	3.6%
Emergency Room Visits	55,967	52,032	-7.0%	219,519	218,251	-0.6%

(1)	All hospital statistics are on a continuing operations basis and exclude all facilities classified under discontinued operations.